Exhibit 4.38

Barclays Corporate Secretariat
Level 29
One Churchill Place
London
E14 5HP
16 November 2005

Tel 020 7116 1000
Dr Daniël Cronjé	Fax 020 7116 7665
ABSA Bank
170 Main Street
Johannesburg
2001
South Africa

Dear Danie

Indemnity contained in Articles of Association

This letter supplements and forms part of the terms of your letter of appointment dated 31 August 2005.

For the avoidance of doubt, the Boards have confirmed that as a director of Barclays PLC and Barclays Bank PLC you have the benefit of and are able to rely upon the indemnity contained in Article 160 of the Barclays PLC Articles of Association and the identical wording in Article 157 of the Barclays Bank PLC Articles of Association, the terms of which are hereby expressly incorporated into your letter of appointment. Copies of the relevant Articles are attached for your ease of reference.

The terms of this letter are governed by English law and the parties submit to the exclusive jurisdiction of the English Courts.

Yours sincerely

/s/ Lawrence Dickinson	/s/ Patrick Gonsalves
Lawrence Dickinson	Patrick Gonsalves
Company Secretary	Joint Secretary
Barclays PLC	Barclays Bank PLC

Countersigned by

/s/ Daniel Cronjé
Director

17/11/05

Barclays PLC. Registered in England. Registered No: 48839. Registered Office: 1 Churchill Place, London E14 5HP